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Annual Statement of Compliance
UBS-Barclays Commercial Mortgage Trust 2013-C6
Re:
The Pooling and Servicing Agreement (the "Agreement") dated as of April 1, 2013 entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a
Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank
National Association, as trustee, certificate administrator, paying agent and custodian

            I, Nancie J. Arvin, a Senior Vice President of U.S. Bank National Association, as Certificate
Administrator hereby certify that:

            (1) A review of the activities of the Certificate Administrator during the year ended December 31,
2013 (the "Reporting Period) and of the performance of the Certificate Administrator under the
Agreement has been made under my supervision; and

            (2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period.
            Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 14, 2014
U.S. Bank National Association as Certificate Administrator

By: /s/ Nancie J. Arvin
       Nancie J. Arvin
       Senior Vice President